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                                                                    Exhibit 23.3

                         Independent Auditors' Consent

The combined consolidated financial statements give effect to the completion of a 2-for-1 stock split described in Note 7 which will take place prior to the effective date of the offering. The following consent is in the form which will be provided by Deloitte & Touche LLP upon completion of the stock split and assuming that no other material events have occurred that would affect the combined consolidated financial statements or require disclosure therein.

"We consent to the use in this Amendment No. 2 to Registration Statement
No. 333-51560 of IPG Photonics Corporation of our report dated March 2, 2001
(             , 2001 as the the last paragraph of Note 7) appearing in the
Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.


Boston, Massachusetts
         , 2001"

/s/ Deloitte & Touche LLP


Boston, Massachusetts
March 2, 2001